Exhibit 2.1

DESCRIPTION OF RIGHTS OF ORDINARY SHARES REGISTERED PURSUANT TO SECTION 12 OF THE EXCHANGE ACT AS OF DECEMBER 31, 2019

As of December 31, 2019, Taoping Inc. had one class of securities registered under Section 12 of the Exchange Act—its ordinary shares, no par value. References herein to “we,” “us,” “our” and “Company” refer to Taoping Inc.

The following represents a summary of our securities and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Memorandum and Articles of Association. We encourage you to read our Amended and Restated Memorandum and Articles of Association, listed as an exhibit to this report, as well as the applicable provisions of British Virgin Islands (“BVI”) law for additional information.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our memorandum of association authorizes the issuance of up to 100,000,000 ordinary shares without par value. As of December 31, 2019, there were 42,000,163 ordinary shares issued and outstanding. Our ordinary shares are listed on the Nasdaq Capital Market under the trading symbol “TAOP.” Our ordinary shares may be held in either certificated or uncertificated form. We may issue registered shares only and are not authorized to issue bearer shares.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our shareholders do not have preemptive rights.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

None.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Ordinary Shares (Item 10.B.3 of Form 20-F)

Dividends. Subject to the BVI Act, our directors may, by resolution of directors, authorize a distribution (including a dividend) by us to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately after the distribution, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due. Any distribution payable in respect of a share which has remained unclaimed for three years from the date when it became due for payment shall, if the board of the directors so resolves, be forfeited and cease to remain owing by us. The directors may, before authorizing any distribution, set aside out of our profits such sum as they think proper as a reserve fund, and may invest the sum so set apart as a reserve fund upon such securities as they may select. The holder of each ordinary share has the right to an equal share in any distribution paid by us.

Voting Rights. Each ordinary share confers on the shareholder the right to one vote at a meeting of the shareholders or on any resolution of shareholders on all matters before our shareholders.

Winding Up. The holder of each ordinary share is entitled to an equal share in the distribution of the surplus assets of us on a winding up.

Redemption. The directors may, on behalf of the Company, purchase, redeem or otherwise acquire any of our own shares for such consideration as the directors consider fit, and either cancel or hold such shares as treasury shares. Shares may be purchased or otherwise acquired in exchange for newly issued shares. The directors shall not, unless permitted pursuant to the BVI Act, purchase, redeem or otherwise acquire any of our own shares unless immediately after such purchase, redemption or other acquisition, the value of our assets exceeds our liabilities and we are able to pay our debts as they fall due.

Meetings. Under the BVI Act, there is no requirement for an annual meeting of shareholders. Under our articles of association, we are required to hold an annual meeting of shareholders at the time designated by the Board of Directors. Our annual shareholders’ meetings may be held in such place within or outside the BVI as our Board of Directors considers appropriate. Our Board of Directors shall call a shareholders’ meeting if requested in writing to do so by shareholders entitled to exercise at least 10% of the voting rights in respect of the matter for which the meeting is being requested. Our Board of Directors shall give not less than 10 days and not more than 60 days prior written notice of a shareholders’ meeting to those persons whose names on, either (a) the date the notice is given or (b) on a date fixed by the directors as the record date (which must be a date that is not less than 10 days nor more than 60 days prior to the meeting), appear as shareholders in our register and are entitled to vote at the meeting. The inadvertent failure of the directors to give notice of a meeting to a shareholder, or the fact that a shareholder has not received notice, does not invalidate the meeting.

Our articles of association provide that a meeting of shareholders is duly constituted if, at the commencement of the meeting, there are shareholders present in person or by proxy representing not less than a majority of the votes of the shares or class or series of shares entitled to vote on resolutions of shareholders to be considered at the meeting. A shareholder may be represented at a meeting of shareholders by a proxy (who need not be a shareholder) who may speak and vote on behalf of the shareholder. A written instrument giving the proxy such authority must be produced at the place appointed for such purpose. A shareholder shall be deemed to be present at the meeting if he participates by telephone or other electronic means and all shareholders participating in the meeting are able to hear each other. Holders of our ordinary shares are entitled to one vote for each share held of record on all matters at all meetings of shareholders, except at a meeting where holders of a particular class or series of shares are entitled to vote separately. Our shareholders have no cumulative voting rights. Our shareholders take action by a majority of votes cast, unless otherwise provided by the BVI Act or our memorandum and articles of association.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

Under our memorandum and articles of association, if at any time the shares which we are authorized to issue are divided into different classes of shares, the rights attaching to any class may only be changed by a consent in writing of the holders of a majority of the issued shares of that class or with the sanction of a resolution passed by the holders of at least a majority of the shares of the class present in person or by proxy at a separate general meeting of the holders of the shares of the class. At such a separate general meeting, the quorum shall be at least one person holding or representing by proxy a majority of the issued shares of the class.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations on the right of non-residents or foreign persons to own our securities imposed by BVI law or by our memorandum and articles of association.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Our Board of Directors is authorized to issue our ordinary shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares, at such times and on such other terms as they think proper. Such power could be used in a manner that would delay, defer or prevent a change of control of our Company.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions governing the ownership threshold above which shareholder ownership must be disclosed imposed by BVI law or by our memorandum and articles of association.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

BVI law differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of BVI law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Protection for Minority Shareholders

Under the laws of most U.S. jurisdictions, majority and controlling shareholders of a company generally have certain “fiduciary” responsibilities to the minority shareholders. Corporate actions taken by majority and controlling shareholders which are unreasonable and materially detrimental to the interests of minority shareholders may be declared null and void. Minority shareholders may have less protection for their rights under BVI law than they would have under U.S. law.

Powers of Directors

Unlike most U.S. jurisdictions, the directors of a BVI company, subject in certain cases to court approval but without shareholders’ approval, may implement the sale, transfer, exchange or disposition of any Company asset, property, part of the business, or securities, with the exception that shareholder approval is required for the disposition of over 50% in the value of our total assets.

Conflict of Interests

Similar to the laws of most U.S. jurisdictions, when a director becomes aware of the fact that he has an interest in a transaction which we are to enter into, he must disclose it to our Board. However, with sufficient disclosure of interest in relation to that transaction, the director who is interested in a transaction entered into or to be entered into by us may (i) vote on a matter relating to the transaction; (ii) attend a meeting of directors at which a matter relating to the transaction arises and be included in the quorum; and (iii) sign a document on behalf of us, or do any other thing in his capacity as a director, that relates to the transaction.

Written Consent and Cumulative Voting

Similar to the laws of most U.S. jurisdictions, under BVI law, shareholders are permitted to approve matters by way of written resolution in place of a formal meeting. BVI law does not make a specific reference to cumulative voting, and our current articles of association have no provisions authorizing cumulative voting.

Takeover Provisions

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable. For instance, our Board of Directors is authorized to issue ordinary shares in different classes and series and, with respect to each class or series, to determine the designations, powers, preferences, privileges and other rights, including dividend rights, conversion rights, terms of redemption and liquidation preferences, any or all of which may be greater than the powers and rights associated with the ordinary shares previously issued, at such times and on such other terms as they think proper.

Shareholder’s Access to Corporate Records

Under the BVI Act, a member of a business company may, on giving written notice to a company, inspect the company’s memorandum and articles, the register of shareholders, the register of directors and the minutes of meetings and resolutions of shareholders and of those classes of shareholders of which he is a member.

In addition, our articles of association allow any shareholder of record who owns at least 15% of our outstanding shares, upon at least five days’ written demand, to inspect, during usual business hours, the books of account and all financial records, to make copies of records, and to conduct an audit of such records at their own cost.

Indemnification

BVI law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Under our articles of association, subject to the BVI Act, we shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer (excluding the auditors), or who is or was serving at our request as a director or officer of another company, partnership, joint venture, trust or other enterprise. Each such indemnified person shall be indemnified out of our assets against any liability, action, proceeding, claim, demand, judgments, fines, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may reasonably incur as a result of any act or failure to act in carrying out their functions other than such liability that they may incur by reason of their own actual fraud or willful default. In addition, to be entitled to indemnification, an indemnified person must not have acted in such a manner as to have incurred the liability by virtue of having committed actual fraud or willful default but no person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a finding to that effect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Mergers and Similar Arrangements

Under the laws of the BVI, two or more companies may merge or consolidate in accordance with Section 170 of the BVI Act. A merger means the merging of two or more constituent companies into one of the constituent companies, and a consolidation means the uniting of two or more constituent companies into a new company. In order to merge or consolidate, the directors of each constituent company must approve a written plan of merger or consolidation which must be authorized by a resolution of shareholders.

While a director may vote on the plan even if he has a financial interest in the plan, in order for the resolution to be valid, the material facts of the interest and the director’s relationship to any party to the transaction must be disclosed and the resolution approved (1)without counting the vote or consent of any interested director, or (2)by the unanimous vote or consent of all disinterested directors if the votes or consents of all disinterested directors is insufficient to approve a resolution of directors.

Shareholders not otherwise entitled to vote on the merger or consolidation may still acquire the right to vote if the plan of merger or consolidation contains any provision which, if proposed as an amendment to the memorandum or articles of association, would entitle them to vote as a class or series on the proposed amendment. In any event, all shareholders must be given a copy of the plan of merger or consolidation irrespective of whether they are entitled to vote at the meeting or consent to the written resolution to approve the plan of merger or consolidation.

The shareholders of the constituent companies are not required to receive shares of the surviving or consolidated company but may receive debt obligations or other securities of the surviving or consolidated company, or other assets, or a combination thereof. Further, some or all of the shares of a class or series may be converted into a kind of asset while the other shares of the same class or series may receive a different kind of asset. As such, not all the shares of a class or series must receive the same kind of consideration.

After the plan of merger or consolidation has been approved by the directors and authorized by a resolution of the shareholders, articles of merger or consolidation are executed by each company and filed with the Registrar of Corporate Affairs in the BVI.

Dissenter Rights

A shareholder may dissent from a mandatory redemption of his shares, an arrangement (if permitted by the court), a merger (unless the shareholder was a shareholder of the surviving company prior to the merger and continues to hold the same or similar shares after the merger) and a consolidation. A shareholder properly exercising his dissent rights is entitled to payment in cash of the fair value of his shares.

A shareholder dissenting from a merger or consolidation must object in writing to the merger or consolidation before the vote by the shareholders on the merger or consolidation, unless notice of the meeting was not given to the shareholder. If the merger or consolidation is approved by the shareholders, the company must within 20 days give notice of this fact to each shareholder who gave written objection, and to each shareholder who did not receive notice of the meeting. Such shareholders then have 20 days to give their written election in the form specified by the BVI Act to dissent from the merger or consolidation, provided that in the case of a merger, the 20 days starts when the plan of merger is delivered to the shareholder.

Upon giving notice of his election to dissent, a shareholder ceases to have any rights of a shareholder except the right to be paid the fair value of his shares. As such, the merger or consolidation may proceed in the ordinary course notwithstanding the dissent.

Within seven days of the later of the delivery of the notice of election to dissent and the effective date of the merger or consolidation, the company must make a written offer to each dissenting shareholder to purchase his shares at a specified price that the company determines to be their fair value. The company and the shareholder then have 30 days to agree upon the price. If the company and a shareholder fail to agree on the price within the 30 days, then the company and the shareholder shall each designate an appraiser and these two appraisers shall designate a third appraiser. These three appraisers shall fix the fair value of the shares as of the close of business on the day before the shareholders approved the transaction without taking into account any change in value as a result of the transaction.

Under BVI law, shareholders are not entitled to dissenters’ rights in relation to liquidation.

Shareholders’ Suits

Similar to the laws of most U.S. jurisdictions, BVI law permits derivative actions against its directors. However, the circumstances under which such actions may be brought, and the procedures and defenses available may result in the rights of shareholders of a BVI company being more limited than those of shareholders of a company incorporated and/or existing in the United States.

The courts of the BVI may, on the application of a shareholder of a company, grant leave to that shareholder to bring proceedings in the name and on behalf of that company, or intervene in proceedings to which the company is a party for the purpose of continuing, defending or discontinuing the proceedings on behalf of the company. In determining whether to grant leave, the courts must take into account (1) whether the shareholder is acting in good faith; (2) whether the derivative action is in the interests of the company taking account of the views of the company’s directors on commercial matters; (3) whether the proceedings are likely to succeed; (4) the costs of the proceedings in relation to the relief likely to be obtained; and (5) whether an alternative remedy to the derivative claim is available.

Leave to bring or intervene in proceedings may be granted only if the court is satisfied that (1) the company does not intend to bring, diligently continue or defend, or discontinue the proceedings, as the case may be; or (2) it is in the interests of the company that the conduct of the proceedings should not be left to the directors or to the determination of the shareholders as a whole.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the provisions of our amended and restated memorandum and articles of association, the BVI Act and the rules of NASDAQ, our unissued shares shall be at the disposal of the directors who may, without prejudice to any rights previously conferred on the holders of any existing shares or class or series of shares, offer, allot, grant options over or otherwise dispose of the shares to such persons, at such times and upon such terms and conditions as we may by resolution of directors determine.

Subject to the provisions of the amended and restated memorandum of association relating to changes in the rights of shareholders and the powers of directors in relation to shareholders, we may, by a resolution of members, amend our memorandum of association to increase or decrease the number of ordinary shares authorized to be issued.

Debt Securities (Item 12.A of Form 20-F)

As of December 31, 2019, the Company had a convertible note outstanding in the principal amount of $1.04 million, maturing in 12 months from the issuance date of October 28, 2019, with an annual interest rate of 5.0%. At any time prior to the maturity date, the note, at the holder’s option, may be converted into fully paid ordinary shares of the Company at a conversion price of $1.50 per share. However, after the occurrence of an event of default by the Company, the holder may convert all of the outstanding balance of the note into the Company ordinary shares at a lower price, provided that shares issuable upon conversion of this note must not exceed 2.82 million shares in aggregate. Upon maturity, the holder may also covert all of the outstanding balance of the note into the Company ordinary shares at a price no less than $0.5 per share.

Warrants and Rights (Item 12.B of Form 20-F)

As of December 31, 2019, the Company had outstanding warrants exercisable for an aggregate of 310,000 ordinary shares of the Company, including:

●	warrants exercisable for 150,000 ordinary shares at an exercise price of $1.1 per share, expiring on March 13, 2022; and,
●	warrants exercisable for 160,000 ordinary shares at an exercise price of $1.5 per share, expiring on October 28, 2022.

As of December 31, 2019, the Company had outstanding options to acquire an aggregate of 1,781,400 ordinary shares of the Company, including:

●	options to acquire an aggregate of 944,400 ordinary shares at the exercise price of $1.21 per share with 40% of such options vesting 18 months after the date of grant, 30% vesting 30 months after the date of grant and the remaining 30% vesting 42 months after the date of grant. These options expire on May 27, 2021.

●	options to acquire an aggregate of 837,000 ordinary shares at the exercise price of $0.99 per share with 40% of the options vesting 12 months after the date of grant, 30% vesting 24 months after the date of grant and the remaining 30% vesting 36 months after the date of grant. These options expire on May 27, 2021.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.